UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 22, 2007

HOSPITALITY PROPERTIES TRUST

(Exact Name of Registrant as Specified in Its Charter)

Maryland
(State or Other Jurisdiction of Incorporation)

1-11527	04-3262075
(Commission File Number)	(IRS Employer Identification No.)

400 Centre Street, Newton, Massachusetts	02458
(Address of Principal Executive Offices)	(Zip Code)

617-964-8389
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

In 1999, Hospitality Properties Trust, or the Company, through a subsidiary, entered into a lease agreement, or the Lease Agreement, with a subsidiary of Homestead Village Incorporated, or Homestead,  pursuant to which Homestead leased 18 Homestead Studio Suites® hotels from the Company for an initial term ending on December 31, 2015.  The 18 hotels subject to the Lease Agreement have 2,399 rooms and are located in five states.  The minimum rent payable to the Company under the Lease Agreement is approximately $15.96 million per year, and the Company is entitled to receive percentage rent based upon gross revenues.  The Company holds a $15.96 million deposit as security for Homestead’s obligations under the Lease Agreement and a letter of credit for an additional $15.96 million to secure Homestead’s related guaranty obligations.

The terms of the Lease Agreement prohibit a change of control of Homestead without the Company’s prior consent except in certain circumstances, including Homestead having a net worth after such change of control in excess of $250 million.  On June 11, 2007, an affiliate of The Lightstone Group, LLC acquired control of Homestead without first obtaining the Company’s consent and without providing timely evidence pursuant to which the Company could reasonably determine that Homestead would have sufficient net worth following the change of control.  By letter dated June 18, 2007, the Company sent a notice stating that Homestead was in default of its obligations and that the Company was terminating the Lease Agreement.  The Company cannot predict how Homestead may respond to this notice.

A copy of a press release that the Company issued relating to these matters and a copy of the Notice of Event of Default and Termination of Lease are furnished as Exhibit 99.1 and Exhibit 99.2, respectively, to this Current Report on Form 8-K.

Item 9.01.                Financial Statements and Exhibits.

(d)           Exhibits.

The Company hereby furnishes the following exhibit:

99.1         Press Release, dated June 18, 2007.

99.2         Notice of Event of Default and Termination of Lease dated June 18, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOSPITALITY PROPERTIES TRUST

	By:	/s/ Mark L. Kleifges
Mark L. Kleifges
Treasurer and Chief Financial Officer
Dated: June 22, 2007